EXHIBIT 10.26

U.S. $1,000,000,000

CREDIT AGREEMENT

Dated as of June 25, 2007

among

COMPUTER SCIENCES CORPORATION

as Borrower

and

THE BANKS NAMED HEREIN

as Banks

and

BANK OF AMERICA, N.A.

as Administrative Agent

and

BARCLAYS BANK PLC

as Syndication Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Senior Managing Agent

and

BANC OF AMERICA SECURITIES LLC
BARCLAYS CAPITAL

as Joint Lead Arrangers

BANC OF AMERICA SECURITIES LLC
BARCLAYS CAPITAL
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Bookrunners

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Page

SCHEDULES

Schedule I	List of Applicable Lending Offices	I-1
Schedule II	Lenders’ Commitments	II-1

EXHIBITS

Exhibit A	Form of Notice of Borrowing	A-1
Exhibit B	Form of Assignment and Assumption	B-1
Exhibit C	Form of Opinion of Howard D. Fisk, Esq., Counsel for the Borrower	C-1

iii

CREDIT AGREEMENT

Dated as of June 25, 2007

This CREDIT AGREEMENT is entered into as of June 25, 2007, among Computer Sciences Corporation, a Nevada corporation (the “Borrower”), the financial institutions (the “Banks”) listed on Schedule II hereto, Bank of America, N.A. (“Bank of America”), as administrative agent (the “Agent”) for the Lenders hereunder, Barclays Bank PLC (“Barclays”), as syndication agent for the Lenders hereunder, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as senior managing agent for the Lenders hereunder.

In consideration of the premises and the agreements, provisions and covenants herein contained, the Borrower, the Lenders and the Agent agree as follows:

              ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of April 25, 2007, by and among the Borrower, Surfside Acquisition Corp., a Michigan corporation and wholly-owned subsidiary of the Borrower, and Covansys Corporation, a Michigan corporation, in the form delivered to the Agent and the Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 5.02(d).

“Acquisition Financing Requirements” means the aggregate of all amounts necessary (a) to finance the purchase price payable in connection with the Acquisition and (b) to pay Transaction Costs.

“Act” has the meaning specified in Section 8.15.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

 “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer (as such term is used in Regulation S-K promulgated under the Securities Act of 1933, as amended) of such Person.

“Agent” means Bank of America, N.A., in its capacity as administrative agent under this Agreement, or any successor administrative agent.

“Agent Parties” has the meaning specified in Section 8.02(c).

“Agent’s Office” means the Agent’s address as set forth on Schedule 1 hereto or such other address as the Agent may from time to time notify to the Borrower and the Lenders.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as this Credit Agreement may be amended, supplemented or otherwise modified from time to time.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, for any period for which any interest payment is to be made, the sum of (a) (i) with respect to any Base Rate Advance, a rate of 0.00% per annum, and (ii) with respect to any Eurodollar Rate Advance, a rate of 0.20% per annum, plus (b) a utilization fee for each day on which the aggregate outstanding principal amount of all Advances exceeds 50% of the Aggregate Commitments in effect as of such date in an amount equal to 0.050% per annum on the amount of the aggregate outstanding principal amount of all Advances outstanding on such day.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to extend Advances has been terminated pursuant to Section 6.01 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 hereto or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07(b)), and accepted by the Agent, in substantially the form of Exhibit B hereto or any other form approved by the Agent.

 “Bank of America” means Bank of America, N.A.

“Banks” means the Banks listed on Schedule II hereto.

“Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance which bears interest as provided in Section 2.06(a).

“Borrower” means Computer Sciences Corporation, a Nevada corporation.

“Borrower Materials” has the meaning specified in Section 5.03.

“Borrowing” means a borrowing consisting of Advances of the same Type made on the same day to the Borrower pursuant to the same Notice of Borrowing by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent's Office is located and, if such day relates to a Eurodollar Rate Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Capital Lease” means, with respect to any Person, any lease of any property by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

“Closing Date” means June 25, 2007.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Paper” means commercial paper issued by the Borrower from time to time.

“Commitment” has the meaning specified in Section 2.01.

“Commitment Termination Date” means, with respect to any Lender, June 24, 2008.

“Consolidated EBITDA” means, for any period, the sum of (a) net income, plus (b) taxes on income, plus (c) Consolidated Interest Expense, plus (d) depreciation expense, plus (e) amortization expense of goodwill, financing costs and other intangibles, plus (f) extraordinary losses, plus (g) other non-cash charges to the extent deducted from net income, plus (h) Transaction Costs, minus extraordinary gains.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Debt of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements, and amounts referred to in Section 2.03 payable to the Agent and the Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in Section 2.03 payable on or before the Closing Date.

“Consolidated Total Debt” means, as of any date of determination, all Debt (excluding Equity-linked Debt) of the Borrower and its Subsidiaries on a consolidated basis.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.08.

“Debt” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, and (c) obligations of such Person as lessee under Capital Leases; provided that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of the Borrower or its Affiliates and owned by the Borrower so long as (i) recourse for such borrowings is limited to such policies and the proceeds thereof and (ii) any value assigned to such policies on the consolidated financial statements of the Borrower and its Subsidiaries is net of the amount of such borrowings.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to 2% per annum above the Base Rate in effect from time to time (plus any Applicable Margin); provided, however, that with respect to a Eurodollar Rate Advance, the Default Rate shall be an interest rate equal to (a) during the Interest Period applicable to such Eurodollar Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise), the greater of (i) 2% per annum above the Base Rate (plus any Applicable Margin) and (ii) 2% per annum above the rate per annum required to be paid on such amount immediately prior to the date on which such amount became due (plus any Applicable Margin) and (b) after the expiration of such Interest Period, 2% per annum above the Base Rate in effect from time to time (plus any Applicable Margin).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of such Lender's Commitment required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the  Agent, and unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Borrower, its Subsidiaries or any of its ERISA Affiliates.

“Environmental Law” means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States or any State or territory thereof and which relate to the environment or the release of any materials into the environment.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person; all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person; all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options or rights for the purchase or acquisition from such Person of such shares (or such other interests); and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity-linked Debt” means Debt that is required to be converted at, or prior to, maturity into equity securities of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.  Any former ERISA Affiliate of the Borrower or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or its Subsidiaries and with respect to liabilities arising after such period for which the Borrower or its Subsidiaries could be liable under the Code or ERISA.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Borrower or any ERISA Affiliate to make a payment to a Pension Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (f) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan, pursuant to Section 307 of ERISA; (g) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Borrower, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; (h) the withdrawal by the Borrower or any ERISA Affiliate from any Multiemployer Plan or the termination of such Multiemployer Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (i) the occurrence of an act or omission which could give rise to the imposition on the Borrower or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (j) the assertion of a material claim (other than a routine claim for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower or an ERISA Affiliate in connection with any Employee Benefit Plan; (k) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such Pension Plan or Employee Benefit Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (l) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

“Eurodollar Rate Advance” means an Advance which bears interest as provided in Section 2.06(b).

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Advance, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” has the meaning specified in Section 2.12.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Granting Lender” has the meaning specified in Section 2.17.

“Indemnified Taxes” has the meaning specified in Section 2.12.

“Indemnitee” has the meaning specified in Section 8.04(b).

“Information” has the meaning specified in Section 8.16.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance, or on the date of continuation of such Advance as a Eurodollar Rate Advance upon expiration of successive Interest Periods applicable thereto, or on the date of Conversion of a Base Rate Advance into a Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, or, if available from all Lenders, nine months, as the Borrower may select in the Notice of Borrowing or the Notice of Conversion/Continuation for such Advance; provided, however, that:

(a)           the Borrower may not select any Interest Period which ends after the  earliest Commitment Termination Date of any Lender then in effect;

(b)           Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; and

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Borrower or any of its Subsidiaries is a party.

“Joint Bookrunners” means Banc of America Securities LLC, Barclays Capital and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Joint Lead Arrangers” means Banc of America Securities LLC and Barclays Capital.

“Lenders” means the Banks listed on Schedule II hereto and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Long Term Credit Agreement” means that certain Credit Agreement entered into as of August 23, 2006, among the Borrower, as borrower, the financial institutions listed on Schedule II thereof and Citicorp USA, Inc., as administrative agent for the lenders thereunder, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced from time to time (including any increase in principal amount whether or not with the same lenders or agents).

“Long-Term Debt” means senior, unsecured, non-credit enhanced, long-term debt securities of the Borrower.

“Majority Lenders” means at any time Lenders holding more than 50% of the then aggregate unpaid principal amount of the Advances held by Lenders, or, if no such principal amount is then outstanding, Lenders having more than 50% of the Commitments (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (a) the Lenders holding such amount of the Advances or having such amount of the Commitments or (b) determining the aggregate unpaid principal amount of the Advances or the total Commitments).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower is making, or is obligated to make, contributions or has within any of the preceding six plan years been obligated to make or accrue contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means with respect to any capital contribution to the Borrower by any holder of Equity Interests thereof, the issuance or sale of any Equity Interests by the Borrower or any of its Subsidiaries or the issuance of any Debt by the Borrower or any of its Subsidiaries, the excess of (a) the sum of the cash and cash equivalents received in connection with such sale or issuance over (b) the underwriting discounts and commissions and other out-of-pocket expenses incurred by the Borrower or such Subsidiary (but solely to the extent such underwriting discounts and commissions and other out-of-pocket expenses are payable to Persons that are not Affiliates of the Borrower) in connection with such contribution, issuance or sale.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning specified in Section 2.08.

“Other Taxes” has the meaning specified in Section 2.12.

“Participant” has the meaning specified in Section 8.07(d).

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

 “Pension Plan” means a Single Employer Plan or a Multiple Employer Plan or both.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Platform” has the meaning specified in Section 5.03.

“Public Lender” has the meaning specified in Section 5.03.

“Rating” means as of any date, the public rating that has been most recently announced by any of S&P or Moody’s, as the case may be, with respect to the Long-Term Debt, or if any such rating agency shall have issued more than one such public rating, the lowest such public rating issued by such rating agency.

“Register” has the meaning specified in Section 8.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“S&P” means Standard & Poor’s Ratings Group.

“SEC” means the Securities and Exchange Commission and any successor agency.

“Significant Subsidiary” means, at any time, any Subsidiary of the Borrower which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of the Borrower and its Subsidiaries determined in accordance with GAAP.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.

“SPC” has the meaning specified in Section 2.17.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which at least 50% of the total voting power of shares of stock or other securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Taxes” has the meaning specified in Section 2.12.

“Termination Date” means, with respect to any Lender, the earliest of (a) the Commitment Termination Date of such Lender, (b) the date of termination in whole of the Commitments of all Lenders pursuant to Section 2.04 or 6.01, and (c) July 31, 2007, if the Acquisition is not consummated on or prior to such date.

“Transaction Costs” means the fees, costs and expenses payable by the Borrower on or before the consummation of the Acquisition in connection with the transactions contemplated by this Agreement and the Acquisition Agreement.

“Type” means, with reference to an Advance, a Base Rate Advance or a Eurodollar Rate Advance.

“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

Section 1.02  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Section 1.03  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).  All computations determining compliance with financial covenants or terms, including definitions used therein, shall be prepared in accordance with generally accepted accounting principles in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 4.01(e).  If at any time the computations for determining compliance with financial covenants or provisions relating thereto utilize generally accepted accounting principles different than those then being utilized in the financial statements being delivered to the Lenders, such financial statements shall be accompanied by a reconciliation statement.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01  The Advances.  Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date of such Lender in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender’s name on Schedule II hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.04 (such Lender’s “Commitment”).  Each Borrowing shall be in an aggregate amount not less than $25,000,000 or an integral multiple of $5,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day to the Borrower by the Lenders ratably according to their respective Commitments.  Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, until the Commitment Termination Date, prepay pursuant to Section 2.05(e) and reborrow under this Section 2.01.

Section 2.02  Making the Advances.

(a)  Each Borrowing shall be made on notice by the Borrower, given not later than (x) 9:00 A.M. (Pacific time) on the date of a proposed Borrowing consisting of Base Rate Advances and (y) 9:00 A.M. (Pacific time) on the third Business Day prior to the date of a proposed Borrowing consisting of Eurodollar Rate Advances, which shall give to each Lender prompt notice thereof by telecopier, mail or delivery.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier, mail or delivery, confirmed immediately in writing, in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurodollar Rate Advances, the initial Interest Period for each such Advance.  The Borrower may, subject to the conditions herein provided, borrow more than one Borrowing on any Business Day.  Each Lender shall, before 12:00 noon (Pacific time) in the case of a Borrowing consisting of Base Rate Advances and before 12:00 noon (Pacific time) in the case of a Borrowing consisting of Eurodollar Rate Advances, in each case on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such Borrowing.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent’s aforesaid address.

(b)  Anything in subsection (a) above to the contrary notwithstanding,

(i)  the Borrower may not select Eurodollar Rate Advances for any Borrowing or with respect to the Conversion or continuance of any Borrowing if the aggregate amount of such Borrowing or such Conversion or continuance is less than $25,000,000;

(ii)  there shall be no more than five Interest Periods relating to Eurodollar Rate Advances outstanding at any time;

(iii)  if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, the Commitment of such Lender to make Eurodollar Rate Advances or to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist and such Lender’s then outstanding Eurodollar Rate Advances, if any, shall be Base Rate Advances; to the extent that such affected Eurodollar Rate Advances become Base Rate Advances, all payments of principal that would have been otherwise applied to such Eurodollar Rate Advances shall be applied instead to such Lender’s Base Rate Advances; provided that if Majority Lenders are subject to the same illegality or assertion of illegality, then the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing or to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(iv)  if the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.

(c)  Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing or by reason of the termination of hedging or other similar arrangements, in each case when such Advance is not made on such date, including without limitation, as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III.

(d)  Unless the Agent shall have received notice from a Lender prior to any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)  The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

        Section 2.03  Fees.

(a)  Facility Fees.  The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the amount of such Lender’s Commitment (or if no Commitment is in effect, Advances), whether used or unused, from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date of such Lender, payable in arrears on the last Business Day of each March, June, September and December during the term of such Lender’s Commitment, commencing September 30, 2007, and on the Termination Date of such Lender, in an amount equal to the product of (i) the actual daily amount of such Lender’s Commitment (whether used or unused) in effect during the period for which such payment is to be made times (ii) 0.050% per annum.

(b)  Agents’ Fees.  The Borrower agrees to pay to the Agent the fees payable pursuant to the fee letter dated as of June 25, 2007 between the Borrower and Bank of America, in the amounts and at the times specified in such letter.

        Section 2.04  Optional Reduction of the Commitments.

The Borrower shall have the right, upon at least three Business Days’ notice to the Agent by the Borrower, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Advances then outstanding, and provided, further, that each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $5,000,000 in excess thereof.

        Section 2.05  Repayment and Prepayment of Advances.

(a)  Mandatory Repayment on Termination Date.  The Borrower shall repay the outstanding principal amount of each Advance made by each Lender to the Borrower on the Termination Date of such Lender.

(b)  Mandatory Prepayments of Borrowings and Mandatory Reductions of Aggregate Commitments.

(i)  The Borrower shall from time to time prepay the Advances made to the Borrower to the extent necessary so that the sum of the aggregate principal amount of the Advances then outstanding does not exceed the aggregate amount of the Commitments of the Lenders then in effect.

(ii)  On the date of receipt by the Borrower or any of its Subsidiaries after the Closing Date of the Net Cash Proceeds from (A) any capital contribution to the Borrower by any holder of Equity Interests thereof or (B) the sale or issuance of any Equity Interests of the Borrower or such Subsidiary (other than (1) the sale or issuance of Equity Interests by the Borrower or any of its Subsidiaries to the Borrower or any such Subsidiary, (2) the sale or issuance of Equity Interests pursuant to the exercise of employee stock options issued under a plan approved by the Borrower's Board of Directors, (3) Equity Interests in any Person outstanding immediately prior to the acquisition of such Person by the Borrower or (4) the sale or issuance of Equity Interests by the Borrower as all or part of the purchase price paid by the Borrower in connection with the acquisition of any Person), the Borrower shall prepay the Borrowings and/or the Aggregate Commitments shall be reduced by the amount of the Net Cash Proceeds of such contribution, sale or issuance.

(iii)  On the date of receipt by the Borrower or any of its Subsidiaries after the Closing Date of the Net Cash Proceeds from the issuance of any Debt of the Borrower or such Subsidiary (other than (A) Debt issued by the Borrower or any of its Subsidiaries to the Borrower or any such Subsidiary, (B) Commercial Paper or Debt under the Long Term Credit Agreement in an amount not to exceed $2,000,000,000 in the aggregate, or (C) Debt of any of the Borrower's Subsidiaries under its existing working capital facility and any replacement thereof), the Borrower shall prepay the Borrowings and/or the Aggregate Commitments shall be reduced by the amount of the Net Cash Proceeds of such issuance.

(c)  Calculations of Net Cash Proceeds; Additional Prepayments and Reductions Based on Subsequent Calculations.  Concurrently with any prepayment of the Borrowings and/or reduction of the Aggregate Commitments pursuant to Section 2.05(b)(ii) or Section 2.05(b)(iii), the Borrower shall deliver to the Agent a certificate signed by a Responsible Officer demonstrating the calculation of the amount of the applicable Net Cash Proceeds that gave rise to such prepayment and/or reduction.  In the event that the Borrower shall subsequently determine that the actual amount was greater than the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Borrowings (and/or, if applicable, the Aggregate Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrower shall concurrently therewith deliver to the Agent a certificate signed by a Responsible Officer demonstrating the derivation of the additional amount resulting in such excess.

(d)  Application of Mandatory Prepayments.

(i)  Any amount required to be applied as a mandatory prepayment of the Borrowings and/or a reduction of the Aggregate Commitments pursuant to Section 2.05(b) or 2.05(c) shall be applied first to prepay the Borrowings to the full extent thereof and to permanently reduce the Aggregate Commitments by the amount of such prepayment, and second, to the extent of any remaining portion of such amount, to further permanently reduce the Aggregate Commitments to the full extent thereof.  Any mandatory reduction of Aggregate Commitments pursuant to this Section 2.05(d) shall be in proportion to each Lender’s Commitment.

(ii)  Any prepayments pursuant to Section 2.05(b) or Section 2.05(c) shall be applied first to any Base Rate Advances then outstanding and then to Eurodollar Rate Advances with the shortest Interest Periods remaining.

(iii)  The Borrower shall pay, together with each prepayment under this Section 2.05, accrued interest on the amount prepaid and any amounts required pursuant to Section 2.10.

(e)  Voluntary Prepayments of Borrowings.  The Borrower shall not have any right to prepay any principal amount of any Advances other than as provided in this subsection (e).  The Borrower may, upon same day notice to the Agent in the case of Base Rate Advances and at least three Business Days’ notice to the Agent in the case of Eurodollar Rate Advances stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances made to the Borrower comprising part of the same Borrowing in whole or ratably in part; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $25,000,000 and integral multiples of $5,000,000 in excess thereof and (ii) in the case of any such prepayment of any Eurodollar Rate Advance, the Borrower shall pay all accrued interest to the date of such prepayment on the portion of such Eurodollar Rate Advance being prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 2.10.

Section 2.06  Interest on Advances.  The Borrower shall pay interest accrued on the principal amount of each Advance that was made to the Borrower outstanding from time to time from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)  Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin, payable in arrears on the last Business Day of each March, June, September and December during the term of this Agreement, commencing September 30, 2007, and on the Termination Date of the applicable Lender; provided that any amount of principal, interest, fees and other amounts payable under this Agreement (including, without limitation, the principal amount of Base Rate Advances, but excluding the principal amount of Eurodollar Rate Advances) which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at the Default Rate; providedfurther that, upon the occurrence and during the continuance of an Event of Default under Section 6.01(e), all principal, interest, fees and other amounts payable under this Agreement (including, without limitation, the principal amount of Base Rate Advances, but excluding the principal amount of Eurodollar Rate Advances) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at the Default Rate.

(b)  Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months, or a multiple thereof, from the first day of such Interest Period; provided that any principal amount of any Eurodollar Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at the Default Rate; providedfurther that, upon the occurrence and during the continuance of an Event of Default under Section 6.01(e), any principal amount of any Eurodollar Rate Advance payable under this Agreement shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at the Default Rate.

Section 2.07  Interest Rate Determination.  The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a) or 2.06(b).

Section 2.08  Voluntary Conversion or Continuation of Advances.

(a)  The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (Pacific time) on the third Business Day prior to the date of the proposed Conversion or continuance (a “Notice of Conversion/Continuation”) and subject to the provisions of Section 2.02(b), (i) Convert all Advances of one Type comprising the same Borrowing made to the Borrower into Advances of another Type and (ii) upon the expiration of any Interest Period applicable to Advances which are Eurodollar Rate Advances made to the Borrower, continue all (or, subject to Section 2.02(b), any portion of) such Advances as Eurodollar Rate Advances and the succeeding Interest Period(s) of such continued Advances shall commence on the last day of the Interest Period of the Advances to be continued; provided, however, that any Conversion of any Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances.  Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (A) the date of such continuation or Conversion, (B) the Advances (or, subject to Section 2.02(b), any portion thereof) to be continued or Converted, (C) if such continuation is of, or such Conversion is into, Eurodollar Rate Advances, the duration of the Interest Period for each such Advance and (D) that no Default has occurred and is continuing.

(b)  If upon the expiration of the then existing Interest Period applicable to any Advance which is a Eurodollar Rate Advance made to the Borrower, the Borrower shall not have delivered a Notice of Conversion/Continuation in accordance with this Section 2.08, then such Advance shall upon such expiration automatically be Converted to a Base Rate Advance.

(c)  After the occurrence of and during the continuance of a Default, the Borrower may not elect to have an Advance be made or continued as, or Converted into, a Eurodollar Rate Advance after the expiration of any Interest Rate then in effect for that Advance.

            Section 2.09  Increased Costs.

(a)  If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements contemplated by Section 2.09(d)) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances made to the Borrower, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A reasonably detailed certificate as to the amount and manner of calculation of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b)  If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder.  A reasonably detailed certificate as to such amounts and the manner of calculation thereof submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c)  If a Lender shall change its Applicable Lending Office, such Lender shall not be entitled to receive any greater payment under Sections 2.09 and 2.12 than the amount such Lender would have been entitled to receive if it had not changed its Applicable Lending Office, unless such change was made at the request of the Borrower or at a time when the circumstances giving rise to such greater payment did not exist.

(d)  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Advance equal to the actual costs of such reserves allocated to such Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Advance, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant date on which interest is payable, such additional interest shall be due and payable 10 days from receipt of such notice.

Section 2.10  Compensation for Losses.  Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)  any continuation, conversion, payment or prepayment of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)  any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c)  any assignment of a Eurodollar Rate Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.10, each Lender shall be deemed to have funded each Eurodollar Rate Advance made by it at the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Advance was in fact so funded.

            Section 2.11  Payments and Computations.

(a)  The Borrower shall make each payment hereunder not later than 1:00 P.M. (Pacific time) on the day when due in U.S. dollars to the Agent at its address referred to in Section 8.02 in same day funds, without setoff, deduction or counterclaim.  Subject to the immediately succeeding sentence, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, facility fees or utilization fees ratably (other than amounts payable pursuant to Section 2.03, 2.09, 2.10 or 2.12 or, to the extent the Termination Date is not the same for all Lenders, pursuant to Section 2.05(a)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon receipt of principal or interest paid after an Event of Default and an acceleration or a deemed acceleration of amounts due hereunder, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably in accordance with each Lender’s outstanding Advances (other than amounts payable pursuant to Section 2.09, 2.10 or 2.12) to the Lenders for the account of their respective Applicable Lending Offices.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)  All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of facility fees and utilization fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable.  Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

            Section 2.12  Taxes.

(a)  Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (hereinafter referred to as “Taxes”), excluding, in the case of each Lender and the Agent, (i) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof or in which its principal office is located, (ii) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) taxes imposed upon or measured by the overall net income of such Lender by the United States or any political subdivision or taxing authority thereof or therein, and (iv) United States income taxes (including withholding taxes with respect to payments hereunder) payable with respect to payments hereunder under laws (including without limitation any statute, treaty, ruling, determination or regulation) in effect on the date hereof in the case of each Bank and on the effective date of the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender (all such non-excluded Taxes being hereafter referred to as “Indemnified Taxes”; and all such excluded Taxes being hereinafter referred to as “Excluded Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) unless such Taxes are Excluded Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)  In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c)  The Borrower will indemnify each Lender and the Agent for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) and the Borrower will indemnify each Lender and the Agent for the full amount of Indemnified Taxes or Other Taxes (including, without limitation, any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12), in each case paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)  Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

(e)  (i)         Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with either (A) Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, to establish that such Lender is not subject to, or is subject to a reduced rate of, United States withholding Tax with respect to any payments to such Lender of interest payable under this Agreement, or (B) if such Lender claims the benefits of the exemption for portfolio interest under section 881(c) of the Code, (1) a certificate to the effect that such Lender is not (x) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (z) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (2) duly completed copies of Internal Revenue Service Form W-8BEN.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered an Excluded Tax.

(ii)           In addition, each Lender organized under the laws of a jurisdiction outside the United States, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under this Agreement (for example, in the case of a typical participation by such Lender), on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and on the date of the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, on or prior to such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8IMY, or any successor form prescribed by the Internal Revenue Service, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code or the regulations thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(f)  For any period during which any Tax is required to be deducted or withheld (i) on the basis of the information, certificates or statements of exemption a Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.12(e)(ii), or (ii) due solely to a Lender’s failure to provide the Borrower with the appropriate form described in Section 2.12(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection 2.12(e)(i) above), such Tax shall be considered an Excluded Tax for purposes of Section 2.12(a); provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall, at the expense of such Lender, take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g)  Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder.

Section 2.13  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.09, 2.10 or 2.12 or, to the extent the Termination Date is not the same for all Lenders, pursuant to Section 2.05(a)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.14  Evidence of Debt.

(a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender promissory notes or other evidence of such indebtedness, in form and substance reasonably satisfactory to the Borrower and such Lender, payable to the order of such Lender in a principal amount equal to the aggregate principal amount of the Commitment of such Lender; provided, however, that the execution and delivery of such promissory note or other evidence of indebtedness shall not be a condition precedent to the making of any Advance under this Agreement.

(b)  The Register maintained by the Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, amount and tenor, as applicable, of each Borrowing, the Borrower that received the proceeds of such Borrowing, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender’s share thereof.

(c)  The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15  Use of Proceeds.

(a)  Advances shall be used by the Borrower to (i) finance, in part, the Acquisition Financing Requirements (to the extent that the Borrower does not issue Commercial Paper to finance the Acquisition) and (ii) repay Commercial Paper issued to (A) finance the Acquisition or (B) repay outstanding Advances under this Agreement.

(b)  No portion of the proceeds of any Advances under this Agreement shall be used by the Borrower or any of its Subsidiaries in any manner which might cause the Advances or the application of such proceeds to violate, or require any Lender to make any filing or take any other action under, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities Exchange Act of 1934, in each case as in effect on the date or dates of such Advances and such use of proceeds.

Section 2.16  Replacement of Lenders.  If any Lender requests compensation under Section 2.09(a) or (b), or if the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to 2.12, or if any Lender is a Defaulting Lender, or if any Lender refuses to consent to an amendment or waiver of this Agreement that, pursuant to Section 8.01, requires consent of 100% of the Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)  the Borrower shall have paid to the Agent the assignment fee specified in Section 8.07(b);

(b)  such Lender shall have received payment of an amount equal to the outstanding principal of Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 2.09 or Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)  in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(d)  such assignment does not conflict with applicable laws; and

(e)           the Agent may execute and deliver such Assignment and Assumption on behalf of such Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

            Section 2.17  Special Purpose Funding Vehicles.

(a)  Notwithstanding anything to the contrary contained herein, any Lender, (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by an SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Advance, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof.  The funding of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were funded by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment.  Notwithstanding anything to the contrary contained in this Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC.

(b)  Each Granting Lender, acting solely for this purpose on the Borrower's behalf, shall maintain a register comparable to the Register maintained by the Agent pursuant to Section 8.07(c) for purpose of recording the funding of Advances by SPCs.

(c)  Assignments of and participations in Advances funded by SPCs shall be subject to the provisions of Section 8.07.

Section 2.18  Obligations of Lenders Several.  The obligations of the Lenders hereunder to extend Advances and to make payments pursuant to Section 8.04(c) are several and not joint.  The failure of any Lender to extend any Advance or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so extend an Advance or to make its payment under Section 8.04(c).

ARTICLE III
CONDITIONS OF LENDING

Section 3.01  Condition Precedent to Closing Date.  The effectiveness of this Agreement and the obligation of each Lender to make its initial Advance hereunder on and after the Closing Date are subject to the condition precedent that the Agent receive on or before the Closing Date the following, each dated the Closing Date (unless otherwise specified below), and each in form and substance satisfactory to the Agent and each of the Lenders and in sufficient copies for each Lender:

(a)  This Agreement, executed by the Borrower and each Lender listed on Schedule II hereto;

(b)  Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement;

(c)  A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder;

(d)  A certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date, certifying the correctness and completeness of the copies of Borrower’s Certificate of Incorporation and Bylaws previously delivered to the Agent, together with good standing certificates from the state of its incorporation and its principal place of business, each to be dated a recent date prior to the Closing Date;

(e)  A favorable opinion of Hayward D. Fisk, Esq., General Counsel of the Borrower, substantially in the form of Exhibit C hereto;

(f)  A certificate of an authorized officer of the Borrower, stating that the representations and warranties of the Borrower contained in Article IV are correct on and as of the Closing Date; and

(g)  The balance sheet of the Borrower and its Subsidiaries as at March 30, 2007, and the related statements of income and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended.

Without limiting the generality of the provisions of Section 7.04, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 3.02  Conditions Precedent to Each Borrowing.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that (i) the Agent shall have received a Notice of Borrowing with respect thereto in accordance with Section 2.02 and (ii) on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(a)  The representations and warranties of the Borrower contained in Article IV (other than the representations set forth in the second sentence of Section 4.01(e) to the extent the proceeds of such Borrowing are used to repay Commercial Paper) are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date;

(b)  No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes a Default;

(c)  All conditions to the Acquisition other than the payment of the purchase price shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of each Lender;

(d)  Either (i) the Acquisition shall have become effective in accordance with the terms of the Acquisition Agreement or (ii) to the extent that such Advance shall be used to finance, in part, the Acquisition Financing Requirements (to the extent that the Borrower does not issue Commercial Paper to finance the Acquisition), the Agent shall have received an officer's certificate of the Borrower stating that the Borrower will proceed to consummate the Acquisition immediately upon the making of such Advance; and

(e)  The Borrower shall have delivered such other certificates or documents that the Agent shall reasonably request, in form and substance satisfactory to the Agent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

(a)  Due Organization, etc.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Borrower is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions which require such qualification except to the extent that failure to so qualify would not have a material adverse effect on the Borrower.  Each Subsidiary of the Borrower is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation.  Each such Subsidiary is duly qualified to do business in all other jurisdictions which require such qualification except to the extent that failure to so qualify would not have a material adverse effect on such Subsidiary.

(b)  Due Authorization, etc.  The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s certificate of incorporation or bylaws or (ii) law or any material contractual restriction binding on or affecting the Borrower.

(c)  Governmental Consent.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement.

(d)  Validity.  This Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally and to the application of general principles of equity.

(e)  Condition of the Borrower.  The balance sheet of the Borrower and its Subsidiaries as at March 30, 2007, and the related statements of income and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the fiscal year ended on such date, all in accordance with GAAP consistently applied.  There has been no material adverse change in the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries, taken as a whole, since March 30, 2007.

(f)  Litigation.  There is no pending or threatened investigation, action or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that would reasonably be expected to materially adversely affect the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, or which purports to affect the legality, validity or enforceability of this Agreement.

(g)  Margin Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any manner that violates or would cause a violation of Regulation T, Regulation U or Regulation X.

(h)  Payment of Taxes.  Except as disclosed in the Borrower's Annual Report on Form 10-K for the year ended March 30, 2007, the Borrower and each of its Subsidiaries have filed or caused to be filed all material Tax returns (federal, state, local and foreign) required to be filed and paid all material amounts of Taxes shown thereon to be due, including interest and penalties, except for such Taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Borrower or any such Subsidiary, as the case may be.

(i)  Governmental Regulation.  The Borrower is not subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940, each as amended, or to any Federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed.  No Subsidiary of the Borrower is subject to any regulation that would limit the ability of the Borrower to enter into or perform its obligations under this Agreement.

(j)  ERISA.

(i)  No ERISA Event has occurred or is reasonably expected to occur (other than for premiums payable under Title IV of ERISA), that could reasonably be expected to result in a liability to the Borrower or its ERISA Affiliates of more than $75,000,000.

(ii)  Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Agent, is complete and, to the best knowledge of the Borrower, accurate, and since the date of such Schedule B there has been no material adverse change in the funding status of any such Pension Plan.

(iii)  As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability to the Borrower or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal for all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $75,000,000.

(iv)  The Borrower and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that the Employee Benefit Plan is so qualified (or a timely application for such a determination letter is pending), and to the best of the Borrower’s knowledge, the Employee Benefit Plan has not been operated in any way that would result in the Employee Benefit Plan no longer being so qualified.

(v)  Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of the Borrower, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

(vi)  The accumulated postretirement benefit obligation, as defined by Statement of Financial Accounting Standards 106, of health and welfare benefits for retired and former employees of the Borrower and any of its ERISA Affiliates is not materially different than that set forth in the Borrower's Annual Report on Form 10-K most recently filed with the SEC.

(k)  Disclosure.  No representation or warranty of the Borrower contained in this Agreement (including any Schedule furnished in connection herewith) contains any untrue statement of a material fact.  No other document, certificate or written statement furnished to the Agent or any Lender by or on behalf of the Borrower for use in connection with the transactions contemplated in this Agreement, taken as a whole with other documents, certificates or written statements furnished contemporaneously therewith, contains any untrue statement of fact or omits to state a material fact (known to the Borrower in the case of any documents not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances under which the same were made.

(l)  Insurance.  The Borrower and its Subsidiaries (i) have in full force insurance coverage of their respective properties, assets and business (including casualty, general liability, products liability and business interruption insurance) that is (A) no less protective in any material respect than the insurance the Borrower and its Subsidiaries have carried in accordance with their past practices or (B) prudent given the nature of the business of the Borrower and its Subsidiaries and the prevailing practice among companies similarly situated or (ii) maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business which plan or plans provide for, among other things,  adequate reserves for the risks being self-insured.

(m)  Environmental Matters.  (i) The Borrower and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws the non-compliance with which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, and (ii) there has been no “release or threatened release of a hazardous substance” (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 etseq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from the Borrower’s or its Subsidiaries’ property other than as permitted under applicable Environmental Law and other than those which would not have a material adverse effect on the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.  Other than disposals for which the Borrower has been indemnified in full, all “hazardous waste” (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 etseq. (1976) and the regulations thereunder, 40 CFR Part 261 (“RCRA”)) generated at the Borrower’s or any Subsidiaries’ properties have in the past been and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Law.

(n)  Acquisition Agreement.  The Lenders have been furnished true and complete copies of the Acquisition Agreement and all exhibits, schedules and other documents related thereto to the extent executed and delivered on or prior to the Closing Date.  All representations and warranties of the Borrower set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the effective time of the Acquisition as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

ARTICLE V
COVENANTS

Section 5.01  Affirmative Covenants of the Borrower.  The Borrower covenants and agrees that the Borrower will, unless and until all of the Advances shall have been indefeasibly paid in full and the Commitments of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:

(a)  Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) complying with all Environmental Laws and (ii) paying before the same become delinquent all Taxes imposed upon it or upon its property except to the extent contested in good faith, except where failure to so comply would not have a material adverse effect on the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries, taken as a whole.

(b)  Reporting Requirements.  Furnish to the Lenders:

(i)  as soon as available and in any event within 60 days of the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the quarterly report for such quarter for the Borrower and its Subsidiaries, containing financial statements (including a consolidated balance sheet, consolidated statements of income and stockholders’ equity and cash flows of the Borrower and its Subsidiaries) for such quarter;

(ii)  as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing financial statements (including a consolidated balance sheet, consolidated statements of income and stockholders’ equity and cash flows of the Borrower and its Subsidiaries) for such year, accompanied by an opinion of Deloitte & Touche or other nationally recognized independent public accountants.  The opinion shall be unqualified (as to going concern, scope of audit and disagreements over the accounting or other treatment of offsets) and shall state that such consolidated financial statements present fairly the financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii)  together with each delivery of the report of the Borrower and its Subsidiaries pursuant to clause (i) or clause (ii) above, a compliance certificate for the quarter or year, as applicable, executed by an authorized financial officer of the Borrower (A) stating, in the case of the financial statements delivered under Section 5.01(b)(i) for such quarter, that such financial statements fairly present the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of operations of the Borrower and its Subsidiaries and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein), subject to changes resulting from audit and normal year-end adjustment, (B) stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the compliance certificate, of any condition or event that constitutes a Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto and (C) demonstrating in reasonable detail compliance during (as required thereunder) and at the end of such accounting periods with the restrictions contained in Section 5.02(c).

(iv)  as soon as possible and in any event within five days after the occurrence of each Default, continuing on the date of such statement, a statement of an authorized financial officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

(v)  promptly after any significant change in accounting policies or reporting practices, notice and a description in reasonable detail of such change;

(vi)  promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Borrower or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange;

(vii)  promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01.

(viii)  promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or government department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries, of the type described in Section 4.01(f).

(ix)  promptly after the occurrence thereof, notice of (A) any event which makes any of the representations contained in Section 4.01(m) inaccurate in any material respect or (B) the receipt by the Borrower of any notice, order, directive or other communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which could reasonably be expected to have a material adverse effect on the financial condition of the Borrower and its Subsidiaries, taken as a whole;

(x)  promptly after any change in any Rating, a notice of such change, which notice shall specify the new Rating, the date on which such change was publicly announced by S&P or Moody’s, as the case may be, and such other information with respect to such change as any Lender through the Agent may reasonably request; and

(xi)  such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

(c)  Corporate Existence, Etc.  The Borrower will, and will cause each of its material Subsidiaries to, at all times maintain its fundamental business and preserve and keep in full force and effect its corporate existence (except as permitted under Section 5.02(b)) and all rights, franchises and licenses necessary or desirable in the normal conduct of its business.

(d)  Maintenance of Insurance.  The Borrower will and will cause each of its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (i) as are usually insured by companies engaged in similar businesses and (ii) with responsible and reputable insurance companies or associations.  Notwithstanding the foregoing, the Borrower and its Subsidiaries may maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business, which plans shall include, among other things, adequate reserves for the risks that are self-insured.  On request the Borrower will advise the Agent and the Lenders concerning any such plan or plans for self-insurance.

Section 5.02  Negative Covenants of the Borrower.  The Borrower covenants and agrees that, unless and until all of the Advances shall have been indefeasibly paid in full and the Commitments of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:

(a)  Liens, Etc.  The Borrower will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, unless the Borrower’s obligations hereunder shall be secured equally and ratably with, or prior to, any such Debt; providedhowever that the foregoing restriction shall not apply to the following Liens which are permitted:

(i)  set-off rights, arising by operation of law or under any contract entered into in the ordinary course of business, and bankers’ Liens, Liens of carriers, warehousemen, mechanics, workmen, employees, materialmen and other Liens imposed by law;

(ii)  Liens in favor of the United States to secure amounts paid to the Borrower or any of its Subsidiaries as advance or progress payments under government contracts entered into by it so long as such Liens cover only (x) special bank accounts into which only such advance or progress payments are deposited and (y) supplies covered by such government contracts and material and other property acquired for or allocated to the performance of such government contracts;

(iii)  attachment, judgment and other similar Liens arising in connection with legal proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings, and provided that any such judgment does not constitute an Event of Default;

(iv)  Liens on accounts receivable resulting from the sale of such accounts receivable;

(v)  Liens on assets of any Subsidiary of the Borrower existing at the time such Person becomes a Subsidiary (other than any such Lien created in contemplation of becoming a Subsidiary);

(vi)  purchase money Liens upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property (provided that the amount of Debt secured by such Lien does not exceed 100% of the purchase price of such property and transaction costs relating to such acquisition) and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); and the interest of the lessor thereof in any property that is subject to a Capital Lease;

(vii)  Liens, other than Liens described in clauses (i) through (vi) and in clause (ix), to secure Debt not in excess of an aggregate of $100,000,000 principal amount at any time outstanding;

(viii)  Liens resulting from any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clauses (iv), (v) and (vi) so long as (x) the aggregate principal amount of any such Debt shall not increase as a result of any such extension, renewal or replacement and (y) Liens resulting from any such extension, renewal or replacement shall cover only such property which secured the Debt that is being extended, renewed or replaced; and

(ix)  Liens on any real property owned by the Borrower or any of its Subsidiaries on the Closing Date to secure Debt financing the acquisition of or construction of improvements on such real property, provided that the amount of such Debt does not exceed 100% of the fair market value of the real property encumbered by such Lien at the time such Debt is incurred.

(b)  Restrictions on Fundamental Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any Person (other than the Borrower or any Subsidiary of the Borrower, so long as the Borrower, directly or indirectly, owns 80% or more of the voting stock thereof), or enter into any partnership, joint venture, syndicate, pool or other combination, unless (a) no Default has occurred and is continuing or would result therefrom and (b) in the case of any consolidation or merger involving the Borrower, either (i) the Borrower is the surviving entity or (ii) the Person surviving or resulting from such consolidation or merger shall have assumed the obligations of the Borrower hereunder in an agreement or instrument reasonably satisfactory in form and substance to the Lenders.

(c)  Financial Covenants.

(i)  Minimum Interest Coverage Ratio.  The Borrower will not permit at the end of any quarterly financial reporting period the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on the last day of such quarterly financial reporting period, to be less than 3.00 to 1.00.

(ii)  Consolidated Total Debt to Consolidated EBITDA Ratio.  The Borrower will not permit at the end of any quarterly financial reporting period the ratio of Consolidated Total Debt as of the last day of such quarterly financial reporting period to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of such quarterly financial reporting period, to exceed 3.00 to 1.00.

(d)  Amendments or Waivers of Acquisition Agreement.  Neither the Borrower nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, the Acquisition Agreement after the Closing Date without in each case obtaining the prior written consent of each Lender to such amendment or waiver.

Section 5.03  Borrower Materials.  Documents required to be delivered pursuant to this Article V (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website located at http://www.csc.com and through the SEC’s EDGAR system; or (b) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

        The Borrower hereby acknowledges that (a) the Agent and/or the Joint Lead Arrangers and/or the Joint Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (1) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Joint Lead Arrangers and Joint Bookrunners and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 8.16; (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (4) the Agent, the Joint Lead Arrangers and the Joint Bookrunners shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)  The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable or the Borrower shall fail to pay any interest on any Advance or any fees or other amounts payable hereunder within five days of the date due; or

(b)  Any representation or warranty made by the Borrower herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c)  The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(c) or 5.02, or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the Borrower obtains knowledge of such breach; or

(d)  The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt and any guaranties of third-party indebtedness which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or guaranty; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by a required prepayment of insurance proceeds or by a required prepayment as a result of formulas based on asset sales or excess cash flow), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof, or there shall have occurred a Potential Event of Default or an Event of Default (each as defined in the Long Term Credit Agreement) under the Long Term Credit Agreement; or

(e)  The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Significant Subsidiaries shall take any corporate or partnership action to authorize any of the actions set forth above in this subsection (e); or

(f)  Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of its Significant Subsidiaries and is not promptly paid by the Borrower or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g)

(i)  There occurs one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability to the Borrower or any of its ERISA Affiliates in excess of $100,000,000 during the term of this Agreement; or

(ii)  The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $100,000,000; or

(iii)  The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV or ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000,000; or

(h)  Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or

(i)  The Borrower or any of its Subsidiaries shall be suspended or debarred by any governmental entity from entering into any government contract or government subcontract from otherwise engaging in any business relating to government contracts or from participation in government non-procurement programs, and such suspension or debarment could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations or properties of the Borrower and its Subsidiaries, taken as a whole; or

(m)                      The Acquisition shall be unwound, reversed or otherwise rescinded in whole or in party for any reason;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement, to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts, shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are here expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Significant Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts, shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
THE AGENT

Section 7.01  Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 7.02  Rights as a Lender.  The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefore to the Lenders.

Section 7.03  Exculpatory Provisions.  The Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, the Agent:

(a)  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to applicable law; and

(c)  shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 7.04  Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the extension of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the extension of such Advance.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05  Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Agent.  The Agent, and any such sub-agent, may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 7.06  Resignation of Agent.  The Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 7.07  Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

Section 7.08  No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent, Senior Managing Agent, Joint Lead Arrangers or Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or a Lender.

ARTICLE VIII
MISCELLANEOUS

Section 8.01  Amendments, Etc.

No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)  waive any condition set forth in Section 3.01 or Section 3.02(c) without the written consent of each Lender;

(b)  extend or increase the Commitment of any Lender without the written consent of such Lender;

(c)  postpone any date fixed by this Agreement for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder without the written consent of each Lender directly affected thereby;

(d)  reduce the principal of, or the rate of interest specified herein on, any Advance, or (subject to clause (ii) of the second proviso to this Section 8.01) any fees or other amounts payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Advance or to reduce any fee payable hereunder;

(e)  change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)  change any provision of this Section or the definition of “Majority Lenders” or the definition of “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)           amend Section 2.05(b) or Section 5.02(d) without the written consent of each Lender;

and, providedfurther, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, and (iii) Section 2.17 may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 8.02  Notices, Etc.

(a)  General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to the Borrower or the Agent, to the address, facsimile number, electronic mail address or telephone number set forth below, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties:

Borrower:	Computer Sciences Corporation 2100 East Grand Avenue El Segundo, California 90245 Attention: Thomas R. Irvin Phone: (310) 615-1745 Fax: (310) 322-9398 Email: tirvin@csc.com

Agent:	Bank of America, N.A.
WA1-501-32-37
800 5th Avenue, Floor 32
Seattle, Washington 98104
Attention: Brenda H. Little
Phone: (206) 358-0048
Fax: (415) 343-0557

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number of its Domestic Lending Office as may be specified opposite its name on Schedule I hereto (or in the Assignment and Assumption pursuant to which it became a Lender), or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)  Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower's or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)  Change of Address, Etc.  Each of the Borrower and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent.  In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)  Reliance by the Agent and the Lenders.  The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

Section 8.03  No Waiver; Remedies.  No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04  Expenses; Indemnity; Damage Waiver.

(a)  Costs and Expenses.  The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates  (including the reasonable fees, charges and disbursements of counsel for the Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Agent or any Lender (including the fees, charges and disbursements of any counsel for the Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement, including its rights under this Section, or (B) in connection with the Advances extended hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)  Indemnification by the Borrower.  The Borrower agrees to indemnify the Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.

(d)  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Advance or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated hereby.

(e)  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)  Survival.  The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other obligations hereunder.

Section 8.05  Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (time or demand, provisional or final, or general, but not special) at any time held and other indebtedness at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement that are then due and payable, whether or not such Lender shall have made any demand under this Agreement, and each such Affiliate is hereby irrevocably authorized to permit such setoff and application.  Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

Section 8.06  Binding Effect.  This Agreement shall be deemed to have been executed and delivered when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Lenders.  This Agreement and the fee letter referred to in Section 2.03(b) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 8.07  Assignments and Participations.

(a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section or (ii) by way of participation in accordance with the provisions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that

 (i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and increments of $1,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned;

(iii)    any assignment of a Commitment must be approved by the Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)    the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.10, 2.12 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a promissory note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)  Register.  The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to this Agreement is pending, any Lender may request and receive from the Agent a copy of the Register.

(d)  Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of 2.09, 2.10 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Borrower are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.12 as though it were a Lender.

(f)  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.08  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.09  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 8.10  Consent to Jurisdiction; Waiver of Immunities.  The Borrower hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or Federal court.  The Borrower hereby irrevocably waives, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 9.10 shall affect the right of any Lender or the Agent to serve legal process in any other manner permitted by law or affect the right of any Lender or the Agent to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

Section 8.11  Waiver of Trial by Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.12  Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof.  Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of any Advance, and shall continue in full force and effect as long as any Advance or any other obligation hereunder shall remain unpaid or unsatisfied.

Section 8.13  Severability.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 8.14  Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 8.15  USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 8.16  Treatment of Certain Information; Confidentiality.  Each of the Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent and the Lenders acknowledge that (a) the Information may include material non-public information concerning the Borrower or any of its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.

COMPUTER SCIENCES CORPORATION, a Nevada corporation, as the Borrower

By  /s/ Thomas R. Irvin
Name: Thomas R. Irvin
Title: Treasurer

BANK OF AMERICA, N.A.,

as Agent

By  /s/ Brenda H. Little
Name: Brenda H. Little
Title: Assistant Vice President

BANK OF AMERICA, N.A.,

as a Lender

By  /s/ Fred L. Thorne
Name: Fred L. Thorne
Title: Managing Director

BARCLAYS BANK PLC,

as a Lender

By  /s/ Nicholas A. Bell
Name: Nicholas A. Bell
Title: Director

MERRILL LYNCH CAPITAL CORPORATION,

as a Lender

By  /s/ Arminee Bowler
Name: Arminee Bowler

Title: Vice President

SCHEDULE I

APPLICABLE LENDING OFFICES

Lender	Domestic Lending Office	Eurodollar Lending Office
Bank of America, N.A.
Operations Contact:
Bank of America NA
CA4-702-02-25
2001 Clayton Road Floor 2
Concord, CA  94520
Attention:  Sue Pfohl
Telephone No.:  (925) 675-8783
Facsimile No.:  (888) 969-9267

Bank of America, N.A.
ABA #026009593
Account Name:  Corporate FTA
Account Number:  3750836479
Attention:  Sue Pfohl
Reference:  Computer Sciences Corporation

Credit Contact:
Fred Thorne, Managing Director
Technology Banking Group
Bank of America, N.A.
Mail code CA5-801-13-09
600 Montgomery Street, 13th Floor
San Francisco, CA 94111
Telephone No: (415) 627-2144
Facsimile No: (415) 627-2370
Email: fred.thorne@bankofamerica.com

Bank of America NA
CA4-702-02-25
2001 Clayton Road Floor 2
Concord, CA  94520
Attention:  Sue Pfohl
Telephone No.:  (925) 675-8783
Facsimile No.:  (888) 969-9267

Bank of America, N.A.
ABA #026009593
Account Name:  Corporate FTA
Account Number:  3750836479
Attention:  Sue Pfohl
Reference:  Computer Sciences Corporation

Fred Thorne, Managing Director
Technology Banking Group
Bank of America, N.A.
Mail code CA5-801-13-09
600 Montgomery Street, 13th Floor
San Francisco, CA 94111
Telephone No: (415) 627-2144
Facsimile No: (415) 627-2370
Email: fred.thorne@bankofamerica.com

Barclays Bank PLC
Operations Contact:
Barclays Capital Services LLP
200 Cedar Knolls Road
Whippany, NJ  07981
Attention:  Helen Occhiuzzi
Telephone No.:  (973) 576-3170
Facsimile No.:  (973) 576-3014
Email:  Helen.Occhiuzzi@barcap.com

Credit Contact:
Barclays Capital
200 Park Avenue, 4th Floor
New York, NY  10166
Attention:  Alicia Borys
Telephone No.:  (212) 412-6938
Facsimile No.:  (212) 412-7585
Email:  Alicia.Borys@barclayscapital.com

Barclays Capital Services LLP
200 Cedar Knolls Road
Whippany, NJ  07981
Attention:  Helen Occhiuzzi
Telephone No.:  (973) 576-3170
Facsimile No.:  (973) 576-3014
Email:  Helen.Occhiuzzi@barcap.com

Barclays Capital
200 Park Avenue, 4th Floor
New York, NY  10166
Attention:  Alicia Borys
Telephone No.:  (212) 412-6938
Facsimile No.:  (212) 412-7585
Email:  Alicia.Borys@barclayscapital.com

Merrill Lynch Capital Corporation
Operations Contact:
Merrill Lynch Credit Corporation
4 World Financial Center (22nd Floor)
New York, NY  10080
Attention: Gillian Prince, Assistant Vice President
Telephone No.: (212) 449-7836
Facsimile No.: (212) 449-9435
Email: Gillian_Prince@ml.com

Credit Contact:
Merrill Lynch Credit Corporation
4 World Financial Center (22nd Floor)
New York, NY  10080
Attention: Arminee Bowler, Director
Telephone No.: (212) 449-2662
Facsimile No.: (212) 738-1186
Email: Arminee_Bowler@ml.com

Merrill Lynch Credit Corporation
4 World Financial Center (22nd Floor)
New York, NY  10080
Attention: Gillian Prince, Assistant Vice President
Telephone No.: (212) 449-7836
Facsimile No.: (212) 449-9435
Email: Gillian_Prince@ml.com

Merrill Lynch Credit Corporation
4 World Financial Center (22nd Floor)
New York, NY  10080
Attention: Arminee Bowler, Director
Telephone No.: (212) 449-2662
Facsimile No.: (212) 738-1186
Email: Arminee_Bowler@ml.com

SCHEDULE II

LENDERS’ COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$333,333,334
Barclays Bank PLC	$333,333,333
Merrill Lynch Capital Corporation	$333,333,333
Total Commitments:	$1,000,000,000